UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2018

BENCHMARK ELECTRONICS, INC.

(Exact Name of Registrant as Specified in Charter)

Texas (State or Other Jurisdiction of Incorporation)	1-10560 (Commission File Number)	74-2211011 (IRS Employer Identification No.)

4141 N. Scottsdale Road
Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 300-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	entry into a material definitive agreement

On February 22, 2018, Benchmark Electronics, Inc. (the “Company”) and Paul J. Tufano, the Company’s President and CEO, agreed to amend Mr. Tufano’s employment agreement (the “Amendment”), the original terms of which are described in the Company’s current report on Form 8-K filed on December 7, 2016 (the “Employment Agreement”).

The Amendment extends the term of the Employment Agreement through December 31, 2019. In the event of a transition of executive leadership to a successor President and Chief Executive Officer of the Company prior to December 31, 2019, Mr. Tufano will continue to serve in the position of a special advisor to the board of directors of the Company and to his successor through December 31, 2019. Mr. Tufano’s employment with the Company will terminate, in all events, on December 31, 2019.

In connection with the execution of the Amendment, Mr. Tufano will be entitled to receive an award of time-based restricted stock units with a grant date fair value of $1,650,000 that will vest in two equal installments on December 31, 2018 and December 31, 2019, in each case subject to Mr. Tufano’s continued employment through the applicable vesting date, and an award of performance-based restricted stock units with a grant date fair value of $1,650,000 that will cliff vest based on a two-year performance period ending December 31, 2019, subject to Mr. Tufano’s continued employment through December 31, 2019.

In addition, the parties have agreed on the terms of Mr. Tufano’s 2019 annual cycle equity award. The Amendment contemplates an award of time-based restricted stock units and performance-based restricted stock units in or around March 2019, in each case with respect to the same number of shares of the Company’s common stock as the awards described in the immediately preceding paragraph. The time-based restricted stock units that will be granted in or around March 2019 will vest in two equal installments on December 31, 2019 and December 31, 2020, in each case subject to Mr. Tufano’s continued employment through December 31, 2019 and his compliance with his other obligations described in the Amendment. The performance-based restricted stock units that will be granted in or around March 2019 will cliff vest based on a two-year performance period ending December 31, 2020, subject to Mr. Tufano’s continued employment through December 31, 2019 and his compliance with his other obligations described in the Amendment.

In the event the Company terminates Mr. Tufano’s employment without “cause” or Mr. Tufano terminates his employment for “good reason” (in each case as defined in the Employment Agreement) on or after January 1, 2019 (and prior to December 31, 2019), Mr. Tufano would be entitled to receive a lump-sum cash payment equal to the remainder of his annual base salary through December 31, 2019 and he would remain entitled to receive an annual bonus with respect to the Company’s 2019 fiscal year. In the event such termination of employment occurs within the three-month period immediately preceding or the 24-month period immediately following a change in control of the Company and prior to the transition of executive leadership to a successor President and Chief Executive Officer of the Company as described above, Mr. Tufano would instead be entitled to receive a lump-sum cash payment equal to three times the sum of (1) Mr. Tufano’s annual base salary at the time of his termination plus (2) the greater of (A) his target annual bonus for the year in which the termination date occurs and (B) the last annual bonus paid to Mr. Tufano prior to such termination date. The severance benefits described in this paragraph are in addition to the continued health insurance coverage described in the Employment Agreement.

All other terms and conditions of Mr. Tufano’s Employment Agreement and all terms and conditions relating to his outstanding equity-based incentive compensation awards remain in full force and effect.

The Amendment to the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 22, 2018, the Company and Paul J. Tufano, the Company’s President and CEO, agreed to amend Mr. Tufano’s Employment Agreement in order to extend the term of the Employment Agreement through December 31, 2019. In connection with this event, on February 22, 2018, the Company and Mr. Tufano entered into the Amendment to the Employment Agreement. The terms and conditions of the Amendment are described under Item 1.01.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated as of February 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2018

BENCHMARK ELECTRONICS, INC.

	By:	/s/ Roop K. Lakkaraju
	Name:	Roop K. Lakkaraju
	Title:	Chief Financial Officer